UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Servotronics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Servotronics, Inc. (the “Company”) has filed with the SEC a definitive proxy statement on Schedule 14A on May 1, 2023, containing a form of BLUE universal proxy card, and other relevant documents with respect to its solicitation of proxies for Servotronics’ 2023 annual meeting of shareholders (the “2023 Annual Meeting”).

On May 23, 2023, the Company issued an investor presentation in connection with the solicitation of proxies for the 2023 Annual Meeting, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING BLUE PROXY CARD FILED BY SERVOTRONICS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Servotronics free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Servotronics are also available free of charge by accessing Servotronics’ website at www.servotronics.com.

Corrective Note

The Company sent a letter to shareholders dated May 4, 2023 in connection with the 2023 Annual Meeting. That letter contained an inadvertent typographical error in a sentence discussing the increase in the Company’s stock price from September 2019 to May 2023. That sentence is corrected to read as follows: “Since July 2004, Servotronics shares have more than doubled, rising 113% from $5.70 to a recent price of $12.15, and measuring from September 2019, Servotronics’ share price has risen nearly 23% from $9.90 to $12.15.”

Participants to the Solicitation

Servotronics, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Servotronics in connection with matters to be considered at the 2023 Annual Meeting. Information about Servotronics’ executive officers and directors, including information regarding the direct and indirect interests, by security holdings or otherwise, is available in Servotronics’ definitive proxy statement for the 2023 Annual Meeting, which was filed with the SEC on May 1, 2023. To the extent holdings of Servotronics securities reported in the definitive proxy statement for the 2023 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.